EXHIBIT 99.1

Anika Reports Fourth Quarter and Year-End 2021 Financial Results

Fourth quarter revenue growth of 10% year-over-year despite COVID headwinds
Full-year 2021 revenue up 13% driven by strong growth in Joint Preservation and Restoration

BEDFORD, Mass., March 08, 2022 (GLOBE NEWSWIRE) -- Anika Therapeutics, Inc. (NASDAQ: ANIK), a global joint preservation company in early intervention orthopedics, today reported financial results for its fourth quarter and full year ended December 31, 2021.

Fourth Quarter 2021 Financial Summary

  Revenue in the fourth quarter of 2021 was $35.8 million, 10% higher than prior year, compared with $32.7 million in the fourth quarter of 2020, due primarily to favorable order timing in OA Pain Management despite COVID headwinds
    OA Pain Management1 revenue of $19.7 million, up 17%
    Joint Preservation and Restoration revenue of $13.3 million, up 1%
    Non-Orthopedic1 revenue of $2.8 million, up 5%
  Gross margin was 51%, reflecting $1.8 million of acquisition-related expenses and $0.4 million of product rationalization charges. Adjusted gross margin2, excluding these charges, was 57%, primarily reflecting unfavorable volume, supply chain and staffing challenges, and related reserves.
  Net loss for the fourth quarter was ($5.8) million, or ($0.40) per diluted share, compared to net loss of ($15.7) million, or ($1.10) per diluted share, in the prior year.
  Adjusted net loss2 for the quarter was ($3.2) million, or ($0.23) per diluted share, compared to adjusted net income of $1.7 million, or $0.12 per diluted share, in the prior year.
  Adjusted EBITDA2 loss was ($0.2) million, compared to adjusted EBITDA2 of $4.0 million in the fourth quarter of 2020.
  Operating cash flow was $5.0 million; cash balance was $94.4 million.

Full Year 2021 Financial Summary

  Revenue for fiscal 2021 increased 13% to $147.8 million, compared with $130.5 million in 2020 and above the guidance range of 9-11%, driven by growth in Joint Preservation and Restoration and continued recovery from the initial COVID impact in OA Pain Management
    Joint Preservation and Restoration of $48.6 million, up 23%
    OA Pain Management1 revenue of $89.5 million, up 8%
    Non-Orthopedic1 revenue of $9.7 million, up 20% on last-time buys of legacy products
  Gross margin for the year was 56%, reflecting $12.7 million of acquisition related expenses and $2.4 million of product rationalization charges. Adjusted gross margin2, excluding these charges, was 66%, primarily reflecting unfavorable volume, due in part to supply chain and staffing challenges.
  Net income for the fiscal year was $4.1 million, or $0.28 per diluted share, compared to net loss of ($24.0) million, or ($1.69) per diluted share, in 2020. Net income was favorably impacted from a reduction in the fair value of contingent consideration of $17.0 million, net of tax, or $1.16 per diluted share. Adjusted net loss2 for the year was ($0.4) million, or ($0.02) per diluted share, compared to adjusted net income of $10.1 million, or $0.71 per diluted share in 2020.
  Adjusted EBITDA2 for the fiscal year was $16.4 million, compared to $23.9 million in 2020
  Full year operating cash flow was $9.0 million

1 OA Pain Management was previously referred to as Joint Pain Management; Non-Orthopedic was previously referred to as Other.
2 See description of non-GAAP financial information contained in this release.

“We were pleased with how we ended 2021 given the significant and unpredictable COVID-related market challenges.” Cheryl R. Blanchard, Ph.D., Anika’s President and CEO, commented. “With double-digit revenue growth in the fourth quarter, we ended the year with 13% revenue growth over fiscal year 2020, above our expectations. Even with the impact of the COVID variants during 2021, our Joint Preservation and Restoration business delivered 23% revenue growth for the year and our OA Pain Management business experienced above-market performance. We made significant progress on our operational transformation as we establish the foundation for our multi-year growth strategy.”

Dr. Blanchard continued, “Given the near-term realities of the ongoing global COVID-related environment, including reduced access to elective procedures and supply chain and staffing challenges, we expect market headwinds to continue throughout 2022. At the same time, we are focused on the large and growing market opportunity in front of us and executing on our strategy to leverage our core strengths in early intervention orthopedics to drive accelerated revenue and profitability over the coming years.”

Fiscal 2021 Business Highlights

  Completed enrollment in Q4 2021 of the U.S. pilot clinical trial of Cingal, Anika’s combination viscosupplement / steroid product for OA pain management.
  Market launch of Tactoset Injectable Bone Substitute for augmentation of suture anchor fixation in Q4 2021; this new indication allows surgeons to use Tactoset for hardware fixation due to insufficient bone quality, increasing pull-out strength of suture anchors.
  Launched a focused effort to advance its ESG strategy in Q4 2021 by completing an in-depth “Materiality Assessment” validating key environmental, social and governance issues of greatest importance to stakeholders.
  Market launch in Q3 2021 of WristMotion Total Wrist Arthroplasty (TWA) system focused on alleviating pain and restoring full range of motion for patients with arthritic wrist joints; WristMotion TWA, along with WristMotion Hemiarthroplasty System, provide surgeons with multiple innovative and bone preserving treatment options for different stages and severities of wrist arthritis.
  Received 510(k) clearance in Q3 2021 for a reverse shoulder implant system; this clearance sets the stage for the development and expansion of the Company’s shoulder implant portfolio targeted for the ASC.
  Rolled out Anika’s ERP system, SAP, to legacy Parcus and Arthrosurface operations in Q3 2021, providing additional operational capabilities in support of the Company’s growth strategy.
  Key team additions in 2021, including Kevin Stone as VP and GM of Sports Medicine, Anne Nunes as VP of Operations and Sheryl Conley as new independent director, each bringing deep knowledge and decades of orthopedic industry experience, as well as the addition in early 2022 of Lisa Funiciello as VP of Human Resources.

Fiscal 2022 Outlook

In light of the ongoing global COVID-related environment, and its expected impact on elective procedures throughout fiscal 2022, the Company expects its overall revenue for fiscal year 2022 to be up low to mid-single digit percent compared with 2021. Revenue ranges by product family are:

  Joint Preservation and Restoration up mid-single to low-double digit percent
  OA Pain Management up low-single digit percent
  Non-Orthopedic revenue down approximately 30% due largely to legacy product rationalization

There remains volatility and uncertainty in the global market associated with the direct and indirect impacts of the COVID pandemic. The Company’s outlook for fiscal 2022 is subject to the changing dynamics associated with COVID including additional variants, vaccine distribution, staffing shortages, supply chain disruption, and other related developments.

Conference Call Information

Anika’s management will hold a conference call and webcast to discuss its financial results and business highlights today, Tuesday March 8, 2022 at 5:00 pm ET. The conference call can be accessed by dialing 1-800-437-2398 (toll-free domestic) or 1-856-344-9206 (international) and providing the conference ID number 1077520. A live audio webcast will be available in the Investor Relations section of Anika’s website, www.anika.com. A slide presentation with highlights from the conference call will be available in the Investor Relations section of the Anika website. A replay of the webcast will be available on Anika’s website approximately two hours after the completion of the event.

Non-GAAP Financial Information

Non-GAAP financial measures should be considered supplemental to, and not a substitute for, the Company’s reported financial results prepared in accordance with GAAP. Furthermore, the Company’s definition of non-GAAP measures may differ from similarly titled measures used by others. Because non-GAAP financial measures exclude the effect of items that will increase or decrease the Company’s reported results of operations, Anika strongly encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety. The Company presents these non-GAAP financial measures because it uses them as supplemental measures in internally assessing the Company’s operating performance, and, in the case of Adjusted EBITDA, it is set as a key performance metric to determine executive compensation. The Company also recognizes that these non-GAAP measures are commonly used in determining business performance more broadly and believes that they are helpful to investors, securities analysts, and other interested parties as a measure of comparative operating performance from period to period.

Adjusted Gross Margin

In Q4 2021, adjusted gross margin is defined by the Company as adjusted gross profit divided by total revenue. The Company defines adjusted gross profit as GAAP gross profit excluding amortization of certain acquired assets, the impact of inventory fair-value step up associated with our recent acquisitions and non-cash product rationalization charges.

Adjusted EBITDA

In Q4 2021, adjusted EBITDA is defined by the Company as GAAP net income (loss) excluding depreciation and amortization, interest and other income (expense), income taxes, stock-based compensation expense, acquisition related expenses, non-cash charges related to goodwill impairment and changes in the fair value of contingent consideration associated with the Company’s recent acquisitions as a result of the COVID pandemic, and non-cash product rationalization charges.

Adjusted Net Income (Loss) and Adjusted EPS

Adjusted net income (loss) is defined by the Company as GAAP net income excluding acquisition related expenses, inclusive of the impact of purchase accounting, on a tax effected basis, and the non-cash product rationalization charges. In the context of adjusted net income (loss), the impact of purchase accounting includes amortization of inventory step up and intangible assets recorded as part of purchase accounting for acquisition transactions. The amortized assets contribute to revenue generation, and the amortization of such assets will recur in future periods until such assets are fully amortized. These assets include the estimated fair value of certain identified assets acquired in acquisitions in 2020 and beyond, including in-process research and development, developed technology, customer relationships and acquired tradenames. As a result of COVID, the Company is also specifically excluding the impacts of goodwill impairment charges and changes in the fair value of contingent consideration associated with the acquisition transactions, each on a tax effected basis. Adjusted diluted EPS is defined by the Company as GAAP diluted EPS excluding acquisition related expenses and the impact of purchase accounting, each on a tax-adjusted per share basis, and non-cash product rationalization charges. Again, the Company is also specifically excluding the impacts of goodwill impairment charges and changes in the fair value of contingent consideration associated with recent acquisition transactions, each on a tax effected basis if applicable.

A reconciliation of adjusted gross profit to gross profit (and the associated adjusted gross margin calculation), adjusted EBITDA to net income (loss), adjusted net income (loss) to net income (loss) and adjusted diluted EPS to diluted EPS, the most directly comparable financial measures calculated and presented in accordance with GAAP, is shown in the tables at the end of this release.

Forward-Looking Statements

This press release may contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, concerning the Company's expectations, anticipations, intentions, beliefs or strategies regarding the future which are not statements of historical fact, including those statements in the second paragraph of the quotation from Dr. Blanchard, and in the section captioned “Fiscal 2022 Outlook” related to potential future revenues and the impacts of COVID. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks, uncertainties, and other factors. The Company's actual results could differ materially from any anticipated future results, performance, or achievements described in the forward-looking statements as a result of a number of factors including, but not limited to, (i) the Company's ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all; (ii) the Company's ability to obtain pre-clinical or clinical data to support domestic and international pre-market approval applications, 510(k) applications, or new drug applications, or to timely file and receive FDA or other regulatory approvals or clearances of its products; (iii) that such approvals will not be obtained in a timely manner or without the need for additional clinical trials, other testing or regulatory submissions, as applicable; (iv) the Company's research and product development efforts and their relative success, including whether we have any meaningful sales of any new products resulting from such efforts; (v) the cost effectiveness and efficiency of the Company's clinical studies, manufacturing operations, and production planning; (vi) the strength of the economies in which the Company operates or will be operating, as well as the political stability of any of those geographic areas; (vii) future determinations by the Company to allocate resources to products and in directions not presently contemplated; (viii) the Company's ability to successfully commercialize its products, in the U.S. and abroad; (ix) the Company's ability to provide an adequate and timely supply of its products to its customers; and (x) the Company's ability to achieve its growth targets. Additional factors and risks are described in the Company's periodic reports filed with the Securities and Exchange Commission, and they are available on the SEC's website at www.sec.gov. Forward-looking statements are made based on information available to the Company on the date of this press release, and the Company assumes no obligation to update the information contained in this press release.

About Anika
Anika Therapeutics, Inc. (NASDAQ: ANIK), is a global joint preservation company that creates and delivers meaningful advancements in early intervention orthopedic care. Leveraging our core expertise in hyaluronic acid and implant solutions, we partner with clinicians to provide minimally invasive products that restore active living for people around the world. Our focus is on high opportunity spaces within orthopedics, including osteoarthritis pain management, regenerative solutions, sports medicine soft tissue repair and bone preserving joint technologies, and our products are efficiently delivered in key sites of care, including ambulatory surgery centers. Anika’s global operations are headquartered outside of Boston, Massachusetts. For more information about Anika, please visit www.anika.com.

ANIKA, ANIKA THERAPEUTICS, CINGAL, WRISTMOTION and the Anika logo are registered trademarks of Anika Therapeutics, Inc. or its subsidiaries.

For Investor Inquiries:
Anika Therapeutics, Inc.
Mark Namaroff, 781-457-9287
Vice President, Investor Relations, ESG and Corporate Communications
investorrelations@anika.com

Anika Therapeutics, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2021	2020	2021	2020
Revenue	$35,821	$32,688	$147,794	$130,457
Cost of Revenue	17,687	15,944	64,851	61,431
Gross Profit	18,134	16,744	82,943	69,026

Operating expenses:
Research and development	6,000	7,632	27,327	23,431
Selling, general and administrative	20,432	15,179	74,096	60,063
Goodwill impairment	-	24,376	-	42,520
Change in fair value of contingent consideration	825	(12,490)	(21,095)	(28,666)
Total operating expenses	27,257	34,697	80,328	97,348
Income (loss) from operations	(9,123)	(17,953)	2,615	(28,322)
Interest and other expense, net	(47)	(184)	(188)	(302)
Income (loss) before income taxes	(9,170)	(18,137)	2,427	(28,624)
Income taxes	(3,377)	(2,481)	(1,707)	(4,642)
Net income (loss)	$(5,793)	$(15,656)	$4,134	$(23,982)

Net income (loss) per share:
Basic	$(0.40)	$(1.10)	$0.29	$(1.69)
Diluted	$(0.40)	$(1.10)	$0.28	$(1.69)

Weighted average common shares outstanding:
Basic	14,438	14,275	14,401	14,222
Diluted	14,438	14,275	14,634	14,222

Anika Therapeutics, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except per share data)

	December 31,	December 31,
ASSETS	2021	2020
Current assets:
Cash, cash equivalents and investments	$94,386	$98,318
Accounts receivable, net	29,843	24,102
Inventories, net	36,010	46,209
Prepaid expenses and other current assets	8,289	8,754
Total current assets	168,528	177,383
Property and equipment, net	47,602	50,613
Right-of-use assets	20,957	22,619
Other long-term assets	20,285	15,420
Intangible assets, net	82,382	91,157
Goodwill	7,781	8,413
Total assets	$347,535	$365,605

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,633	$8,984
Accrued expenses and other current liabilities	17,847	14,793
Contingent consideration	4,315	13,090
Total current liabilities	29,795	36,867
Other long-term liabilities	1,258	1,244
Contingent consideration	-	22,320
Deferred tax liability	10,157	11,895
Lease liabilities	19,240	20,879

Stockholders’ equity:
Common stock, $0.01 par value	144	143
Additional paid-in-capital	67,081	55,355
Accumulated other comprehensive loss	(5,718)	(4,542)
Retained earnings	225,578	221,444
Total stockholders’ equity	287,085	272,400
Total liabilities and stockholders’ equity	$347,535	$365,605

Anika Therapeutics, Inc. and Subsidiaries
Reconciliation of GAAP Gross Profit to Adjusted Gross Profit
(per share data)
(unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,
in thousands	2021	2020	2021	2020
Gross Profit	$18,134	$16,744	$82,943	$69,026
Product rationalization related charges	382	-	2,445	1,920
Acquisition related intangible asset amortization	1,562	1,562	6,248	5,844
Acquisition related inventory step up	221	3,686	6,465	11,082
Adjusted Gross Profit	$20,299	$21,992	$98,101	$87,872

Adjusted Gross Margin	57%	67%	66%	67%

Anika Therapeutics, Inc. and Subsidiaries
Reconciliation of GAAP Net Income to Adjusted EBITDA
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,
in thousands, except per share data	2021	2020	2021	2020
Net income (loss)	$(5,793)	$(15,656)	$4,134	$(23,982)
Interest and other expense, net	47	184	188	302
Provision (benefit) for income taxes	(3,377)	(2,481)	(1,707)	(4,642)
Depreciation and amortization	1,943	1,714	7,169	6,844
Share-based compensation	3,166	1,433	11,085	5,386
Product rationalization	382	-	2,445	2,892
IPR&D impairment	600	1,414	600	1,414
Acquisition related expenses	-	-	-	4,168
Acquisition related intangible asset amortization	1,787	1,789	7,148	6,620
Acquisition related inventory step up	221	3,697	6,465	11,082
Goodwill impairment	-	24,376	-	42,520
Change in fair value of contingent consideration	825	(12,490)	(21,095)	(28,666)
Adjusted EBITDA (loss)	$(199)	$3,980	$16,432	$23,938

Anika Therapeutics, Inc. and Subsidiaries
Reconciliation of GAAP Net Income to Adjusted Net Income
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,
in thousands, except per share data	2021	2020	2021	2020
Net income (loss)	$(5,793)	$(15,656)	$4,134	$(23,982)
Product rationalization, tax effected	311	-	1,830	2,376
IPR&D impairment, tax effected	448	1,414	448	1,414
Acquisition related expenses, tax effected	-	-	-	3,146
Acquisition related intangible asset amortization, tax effected	1,488	1,304	5,386	4,997
Acquisition related inventory step up, tax effected	184	2,696	4,810	8,365
Goodwill impairment, tax effected	-	21,929	-	37,702
Change in fair value of contingent consideration, tax effected	173	(9,999)	(16,979)	(23,872)
Adjusted net (loss) income	$(3,189)	$1,687	$(371)	$10,146

Anika Therapeutics, Inc. and Subsidiaries
Reconciliation of GAAP Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share
(per share data)
(unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,
in thousands, except per share data	2021	2020	2021	2020
Diluted earnings (loss) per share (EPS)	$(0.40)	$(1.10)	$0.28	$(1.69)
Product rationalization, tax effected	0.02	-	0.13	0.17
IPR&D impairment, tax effected	0.03	0.10	0.03	0.10
Acquisition related expenses per share, tax effected	-	-	-	0.22
Acquisition related intangible asset amortization, tax effected	0.10	0.09	0.37	0.35
Acquisition related inventory step up, tax effected	0.01	0.19	0.33	0.59
Goodwill impairment, tax effected	-	1.54	-	2.65
Change in fair value of contingent consideration, tax effected	0.01	(0.70)	(1.16)	(1.68)
Adjusted diluted earnings (loss) per share (EPS)	$(0.23)	$0.12	$(0.02)	$0.71

Revenue by Product Family
(in thousands, except percentages)
(unaudited)

	For the Three Months Ended December 31,				For the Years Ended December 31,
in thousands	2021	% of Total	2020	% of Total	2021	% of Total	2020	% of Total
OA Pain Management	$19,713	55%	$16,861	52%	$89,503	61%	$83,029	64%
Joint Preservation and Restoration	13,292	37%	13,135	40%	48,588	33%	39,368	30%
Non-Orthopedic	2,816	8%	2,692	8%	9,703	6%	8,060	6%
Revenue	$35,821	100%	$32,688	100%	$147,794	100%	$130,457	100%